Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and Chief Financial Officer	Global Communications Director
tom.paulson@tennantco.com	kathryn.lovik@tennantco.com
763-540-1204	763-540-1212

Tennant Company Reports 2016 Second Quarter Results

Company posts net sales of $216.8 million;
Organic net sales rose 2.4 percent;
Second quarter diluted EPS totaled $0.85 versus $0.79 a year ago;
Company narrows 2016 full year sales guidance, raises EPS guidance range

MINNEAPOLIS, July 26, 2016—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $15.3 million, or $0.85 per diluted share, on net sales of $216.8 million for the second quarter ended June 30, 2016. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), Tennant would have reported 2016 second quarter net earnings per diluted share of $0.89, up 12.7 percent compared to the prior year quarter. In the 2015 second quarter, Tennant reported net earnings of $14.8 million, or $0.79 per diluted share, on net sales of $215.4 million.
Commented Chris Killingstad, Tennant Company's president and chief executive officer: “Tennant returned to modest growth in the second quarter, primarily led by sales to strategic accounts in our Americas and EMEA regions. In the Americas region, we posted record second quarter sales. In EMEA, we were pleased to see the strongest level of organic sales growth in a quarter since the last half of 2014. The company’s sales and earnings gains over the prior year quarter reflect our ongoing focus on executing our growth strategies and leveraging our operating efficiency.”
Tennant continues to see positive performance from its growth strategy. The company plans to reach its $1 billion organic sales goal through a strong new product and technology pipeline, continued gains in emerging markets, a return to growth in Europe, a focus on strategic accounts and an enhanced go-to-market strategy designed to significantly expand Tennant’s worldwide market coverage and customer base.

(more)

Page 2 – Tennant Company Reports 2016 Second Quarter Results

Second Quarter Operating Review
The company's 2016 second quarter consolidated net sales of $216.8 million rose 0.7 percent compared to the year ago quarter. Unfavorable foreign currency exchange lowered consolidated net sales by approximately 1.0 percent, and the impact from the divestiture of the Green Machines™ outdoor city cleaning line reduced consolidated net sales by 0.7 percent. Organic net sales, which exclude the impact of foreign currency exchange and the divestiture, were up approximately 2.4 percent versus the prior year period.
Contributing to the 2016 second quarter results were increased sales to strategic accounts in Tennant’s largest region, the Americas, and in the Europe, Middle East and Africa (EMEA) region. Sales of scrubbers equipped with ec-H2OTM technology rose 2 percent to approximately $40.4 million in the 2016 second quarter.
Geographically, sales were up approximately 1.5 percent in the Americas, or grew 2.5 percent organically, excluding an unfavorable foreign currency exchange of approximately 1.0 percent. Sales in EMEA increased 1.9 percent and were up 6.3 percent organically, excluding the impact of the Green Machines divestiture of 4.4 percent and a de minimis unfavorable foreign currency exchange impact. Sales in the Asia Pacific (APAC) region declined 8.2 percent and were down approximately 7.2 percent organically, excluding an unfavorable foreign currency exchange impact of about 1.0 percent. Sales in APAC decreased chiefly due to a sluggish economy in the region.
Tennant's gross margin in the 2016 second quarter was 43.9 percent compared to 44.1 percent in the prior year quarter. Gross margin in the 2016 second quarter declined 20 basis points due primarily to the impact from foreign currency exchange. On a “Constant Currency” basis, second quarter gross margin would have been 44.1 percent. The company anticipates gross margin for the 2016 full year will be in its target range of 43 percent to 44 percent.
Research and development (R&D) expense for the 2016 second quarter was flat with the prior year quarter and totaled $8.4 million, or 3.9 percent of sales. The company continued to invest in developing a robust pipeline of innovative new products and technologies.
Selling and administrative (S&A) expense in the 2016 second quarter totaled $64.3 million, or 29.6 percent of sales. Tennant continued to invest in a digital platform to build and support the company’s e-Business capabilities, which is anticipated to meet customers’ changing needs and enhance long-term sales growth. S&A in the 2015 second quarter was $64.0 million, or 29.7 percent of sales.
Tennant's 2016 second quarter operating profit was $22.6 million, or 10.4 percent of sales, versus an operating profit of $22.6 million, or 10.5 percent of sales, in the year ago quarter. Due to the continued strength of the U.S. dollar in the 2016 second quarter, foreign currency exchange rates reduced operating profit by approximately $1.1 million. Tennant’s operating profit margin would have been 10.8 percent on a “Constant Currency” basis, excluding the impact of unfavorable foreign currency exchange. Tennant remains committed to the goal of a 12 percent or above operating profit margin.

(more)

Page 3 – Tennant Company Reports 2016 Second Quarter Results

New Product and Technology Pipeline
Tennant Company continues to execute against the strongest new product pipeline in its history. The company is on track to introduce 14 new products, mostly industrial machines, in 2016. Tennant is committed to being an industry innovation leader and raising the standard for sustainable cleaning around the world.
In late June, Tennant launched the next generation of three large, high-performance cleaning machines for the industrial market. These include the M20 and M30 Integrated Sweeper-Scrubbers, and the T20 Heavy-Duty Industrial Rider Scrubber. With these new models, the company is taking its most established industrial products and relaunching them with Tennant’s latest digital innovations and technology, such as the Pro-Panel™ intuitive touch-screen and modular steering wheel, among other new features.
In late March, Tennant unveiled the M17 Battery-Powered Sweeper-Scrubber, Tennant’s largest battery-powered sweeper-scrubber. This versatile machine allows operators to choose between dry sweeping, scrubbing, or simultaneously sweeping and scrubbing. The fume-free sweeper-scrubber has been engineered to be easy to operate and maintain, while providing big productivity gains through industry leading innovations. The machine also features Tennant’s Pro-Panel touch-screen interface.
Commented Killingstad: “Tennant is committed to developing new products and technologies that fuel our revenue growth. We also aim to create new growth avenues, through our advanced product development efforts. We are no longer just trying to improve cleaning performance. We are looking at our customers’ needs holistically to address a broader array of customer needs, such as managing labor costs, productivity and machine maintenance information. We anticipate expanding our business through telemetry – such as our new IRIS® Asset Manager – as well as battery technology, water recycling and robotics. We are excited about the impact of these innovations for Tennant’s future.”

2016 First Half Results
For the six months ended June 30, 2016, Tennant’s net earnings totaled $19.8 million, or $1.10 per diluted share, on net sales of $396.7 million. In the prior year first six months, Tennant reported net earnings of $19.8 million, or $1.06 per diluted share, on net sales of $401.1 million. Unfavorable foreign currency exchange lowered consolidated net sales in the first six months by approximately 1.5 percent, and the impact from the Green Machines divestiture reduced consolidated net sales by 0.9 percent. Organic net sales, which exclude the impact of foreign currency exchange and the divestiture, rose approximately 1.3 percent versus the prior year period.
Year-to-date 2016 gross margin was 43.6 percent versus 43.2 percent in the year earlier period. R&D expense in the 2016 first half was $16.3 million, or 4.1 percent of sales, compared to $16.1 million, or 4.0 percent of sales, in the prior year period. S&A Expense in the 2016 first half was $126.7 million, or 31.9 percent of sales, versus $126.2 million, or 31.4 percent of sales, in the first six months of 2015.

(more)

Page 4 – Tennant Company Reports 2016 Second Quarter Results

Operating profit in the 2016 first half was $29.7 million, or 7.5 percent of sales, compared to $30.8 million, or 7.7 percent of sales, in the prior year first six months. Due to the strength of the U.S. dollar in the 2016 first half, foreign currency exchange rates reduced operating profit by approximately $2.1 million. Tennant’s operating profit margin would have been 7.9 percent on a “Constant Currency” basis, excluding the impact of unfavorable foreign currency exchange.
Cash from operations totaled $12.4 million in the 2016 first half, up from $6.6 million in the year earlier period. The company's total debt was $21.2 million, down from $24.6 million at the end of the prior year quarter. Cash on the balance sheet totaled $27.9 million versus $67.6 million a year ago. Reflecting Tennant’s ongoing commitment to enhancing shareholder return, the company paid cash dividends of $7.1 million in the 2016 first half and repurchased 246,474 shares of common stock at a cost of $12.8 million.

2016 Business Outlook
Killingstad stated: “Looking ahead, we will continue to face global economic volatility which can lead to lumpy order patterns, particularly in our industrial sector. We are narrowing our full year revenue guidance, while raising our earnings guidance to reflect a less adverse foreign currency exchange environment than we previously anticipated. We remain committed to balancing our growth strategies with continued discipline in spending.”
Tennant Company is narrowing its estimated 2016 full year net sales to the range of $800 million to $820 million, down 1.5 percent to up 1.0 percent, or approximately up 1 percent to 3 percent organically, excluding an unfavorable foreign currency exchange impact and a sales decline from the Green Machines divestiture. The company is raising its 2016 full year earnings guidance to a range of $2.35 to $2.60 per diluted share. Previously, Tennant estimated 2016 full year net sales in the range of $795 million to $825 million and earnings in the range of $2.25 to $2.55 per diluted share.
Foreign currency exchange headwinds in 2016 are estimated to negatively impact operating profit in the range of $3 million to $4 million, or a negative impact of approximately $0.10 to $0.15 per diluted share. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), 2016 full year earnings are anticipated to be in the range of $2.50 to $2.70 per diluted share. The estimated slightly higher effective tax rate in 2016 is also anticipated to negatively impact earnings per share by approximately $0.05. The company expects its 2016 financial results to be stronger in the second half of the year.
Tennant’s 2016 annual financial outlook includes the following assumptions:

•	Slower economic growth in North America, modest improvement in Europe and growth in emerging markets;

•	Continued negative foreign currency impact on sales for the full year in the range of an unfavorable 1 percent to 2 percent, with a $3 million to $4 million negative effect on operating profit;

(more)

Page 5 – Tennant Company Reports 2016 Second Quarter Results

•	Decline in sales of approximately 1 percent from the Green Machines divestiture, and an immaterial impact on earnings;

•	Gross margin performance in the range of 43 percent to 44 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies;

•	Capital expenditures in the range of $25 million to $30 million; and

•	An effective tax rate of approximately 31 percent.
Commented Killingstad: “While we anticipate continued global economic uncertainty this year, we continue to believe that Tennant is competitively advantaged. Our targeted vertical markets of education, healthcare and retail are performing well. We are focused on controlling costs and enhancing productivity across the organization. We remain committed to reaching our goals of $1 billion in organic sales and a 12 percent operating profit margin.”

Conference Call
Tennant will host a conference call to discuss the 2016 second quarter results today, July 26, 2016, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the Home page. A taped replay of the conference call with slides will be available at investors.tennantco.com for approximately three months after the call.

Company Profile
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

(more)

Page 6 – Tennant Company Reports 2016 Second Quarter Results

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; our ability to attract and retain key personnel; our ability to successfully upgrade, evolve and protect our information technology systems; fluctuations in the cost, quality, or availability of raw materials and purchased components; our ability to effectively manage organizational changes; our ability to develop and commercialize new innovative products and services; unforeseen product liability claims or product quality issues; the occurrence of a disruption to the value chain process, such as sourcing, distribution, logistics or customer support; the occurrence of a significant business interruption; and our ability to comply with laws and regulations.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

"Constant Currency" Presentation
This news release and related conference call include a discussion of sales, sales growth, gross margin, operating profit margin and net earnings per diluted share on a “Constant Currency” basis, which are non-GAAP measures. For the purpose of comparison, financial performance on a “Constant Currency” basis uses the prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact arising from foreign currency exchange rate fluctuations.

FINANCIAL TABLES FOLLOW

(more)

Page 7 – Tennant Company Reports 2016 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
Net Sales	$216,828	$215,404	$396,692	$401,144
Cost of Sales	121,539	120,371	223,901	228,030
Gross Profit	95,289	95,033	172,791	173,114
Gross Margin	43.9%	44.1%	43.6%	43.2%
Operating Expense:
Research and Development Expense	8,390	8,404	16,294	16,114
Selling and Administrative Expense	64,253	64,042	126,692	126,159
Loss on Sale of Business	87	—	149	—
Total Operating Expense	72,730	72,446	143,135	142,273
Profit from Operations	22,559	22,587	29,656	30,841
Operating Margin	10.4%	10.5%	7.5%	7.7%
Other Income (Expense):
Interest Income	40	53	81	103
Interest Expense	(288)	(419)	(590)	(796)
Net Foreign Currency Transaction Gains (Losses)	597	(225)	324	(668)
Other Expense, Net	(314)	(185)	(350)	(237)
Total Other Income (Expense), Net	35	(776)	(535)	(1,598)

Profit Before Income Taxes	22,594	21,811	29,121	29,243
Income Tax Expense	7,266	6,994	9,354	9,400
Net Earnings	$15,328	$14,817	$19,767	$19,843

Net Earnings per Share:
Basic	$0.88	$0.81	$1.13	$1.09
Diluted	$0.85	$0.79	$1.10	$1.06

Weighted Average Shares Outstanding:
Basic	17,508,022	18,197,431	17,526,107	18,240,027
Diluted	17,933,243	18,672,040	17,954,167	18,724,859

Cash Dividends Declared per Common Share	$0.20	$0.20	$0.40	$0.40

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Six Months Ended
	June 30			June 30
	2016	2015	%	2016	2015	%
Americas	$163,857	$161,429	1.5	$297,410	$295,432	0.7
Europe, Middle East and Africa	34,391	33,741	1.9	65,124	68,388	(4.8)
Asia Pacific	18,580	20,234	(8.2)	34,158	37,324	(8.5)
Total	$216,828	$215,404	0.7	$396,692	$401,144	(1.1)
(1) Net of intercompany sales.

(more)

Page 8 – Tennant Company Reports 2016 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	June 30,	December 31,	June 30,
	2016	2015	2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$27,945	$51,300	$67,638
Restricted Cash	529	640	349
Net Receivables	154,609	140,445	151,146
Inventories	82,520	77,292	86,534
Prepaid Expenses	10,289	14,656	11,357
Deferred Income Taxes, Current Portion	—	—	9,747
Other Current Assets	1,790	2,485	1,844
Assets Held for Sale	—	6,826	—
Total Current Assets	277,682	293,644	328,615
Property, Plant and Equipment	295,849	276,811	269,368
Accumulated Depreciation	(190,763)	(181,853)	(180,207)
Property, Plant and Equipment, Net	105,086	94,958	89,161
Deferred Income Taxes, Long-Term Portion	14,102	12,051	7,625
Goodwill	17,524	16,803	17,670
Intangible Assets, Net	2,979	3,195	14,292
Other Assets	15,508	11,644	12,379
Total Assets	$432,881	$432,295	$469,742

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$3,460	$3,459	$3,435
Accounts Payable	49,838	50,350	59,735
Employee Compensation and Benefits	30,137	34,528	28,566
Income Taxes Payable	3,950	1,398	3,579
Other Current Liabilities	40,792	43,027	41,494
Liabilities Held for Sale	—	454	—
Total Current Liabilities	128,177	133,216	136,809
Long-Term Liabilities:
Long-Term Debt	17,751	21,194	21,143
Employee-Related Benefits	21,245	21,508	24,800
Deferred Income Taxes, Long-Term Portion	72	5	4,343
Other Liabilities	4,846	4,165	4,543
Total Long-Term Liabilities	43,914	46,872	54,829
Total Liabilities	172,091	180,088	191,638
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,592	6,654	6,848
Additional Paid-In Capital	—	—	17,185
Retained Earnings	298,568	293,682	298,586
Accumulated Other Comprehensive Loss	(44,370)	(48,129)	(44,515)
Total Shareholders’ Equity	260,790	252,207	278,104
Total Liabilities and Shareholders’ Equity	$432,881	$432,295	$469,742

(more)

Page 9 – Tennant Company Reports 2016 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Six Months Ended
	June 30
	2016	2015
OPERATING ACTIVITIES
Net Earnings	$19,767	$19,843
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	8,655	8,155
Amortization	224	1,036
Deferred Income Taxes	(1,633)	(1,754)
Share-Based Compensation Expense	4,426	4,889
Allowance for Doubtful Accounts and Returns	606	1,246
Loss on Sale of Business	149	—
Other, Net	(63)	(74)
Changes in Operating Assets and Liabilities:
Receivables	(12,314)	(1,717)
Inventories	(3,941)	(11,002)
Accounts Payable	(389)	(3,440)
Employee Compensation and Benefits	(5,788)	(5,970)
Other Current Liabilities	(3,936)	(3,174)
Income Taxes	6,743	1,668
Other Assets and Liabilities	(65)	(3,133)
Net Cash Provided by Operating Activities	12,441	6,573

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(14,769)	(7,594)
Proceeds from Disposals of Property, Plant and Equipment	427	190
Proceeds from Sale of Business	285	—
Decrease (Increase) in Restricted Cash	120	(18)
Net Cash Used in Investing Activities	(13,937)	(7,422)

FINANCING ACTIVITIES
Payments of Long-Term Debt	(3,444)	(3,429)
Purchases of Common Stock	(12,762)	(14,229)
Proceeds from Issuances of Common Stock	1,196	802
Excess Tax Benefit on Stock Plans	246	669
Dividends Paid	(7,058)	(7,348)
Net Cash Used in Financing Activities	(21,822)	(23,535)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(37)	(940)

Net Decrease in Cash and Cash Equivalents	(23,355)	(25,324)

Cash and Cash Equivalents at Beginning of Period	51,300	92,962

Cash and Cash Equivalents at End of Period	$27,945	$67,638

###